Exhibit 99.2
Good afternoon, ladies and gentlemen, and welcome to Akorn’s conference call. My name is Art Przybyl and presenting our financial position today is Jeff Whitnell, our CFO. We will hold a brief Q & A period at the end of the presentation.
Our second quarter results met our expectations and continue to demonstrate our improving business model.
Total revenue for the second quarter was $21.2 million an increase of approximately 82% over the prior year period. At the same time, gross profit for the quarter was $4.8 million an increase of 67% over the prior year period.
The increase in gross profit is due primarily to TD vaccine sales, which contributed an incremental $1.8 million as compared to the prior year period. Not including vaccines, gross margin for our business improved from 24.8% to 27.1%, as compared to the prior year period.

In our ophthalmic business segment revenues increased by 10% over the prior year period. Historically, since 2005 ophthalmic business revenues have consistently generated approximately $20 million annually. Revenue growth in this segment is dependent on new product introductions and their FDA approvals. Currently, we have 13 ophthalmic products under development, of these 7 are on file with the FDA and 6 are under development.
Our most important ophthalmic product is our internally developed NDA for a new ocular topical anesthetic, Akten. When approved, we believe Akten represents a $225 million market opportunity for us, and a significant short-term revenue opportunity. Recently, we received an approvable letter for Akten and expect to launch Akten in the second half of 2008.
In our hospital drugs and injectables business segment revenues decreased by 6% as compared to the prior year period. Historically, since 2005 hospital drugs and injectables business segment revenues excluding DTPA sales to HHS, have grown from approximately $14 million in 2005 to $20 million in 2007. Revenue growth in this segment is also dependent on new product introductions and their FDA approvals. Currently, we have 32 hospital drug and injectable products under development, of those, 10 are on file with the FDA and 22 are under development.
In this business segment there are three significant short-term catalysts for revenue growth in the second half of 2008. We are awaiting FDA approvals for an oral generic Vancomycin and an injectable schedule II narcotic. We also continue to model the potential for a forward deployment sale to HHS for DTPA, our nuclear/radiation antidote.
In the second quarter revenues from our Vaccine business segment begin to demonstrate why vaccines are an important strategic business segment for us. We generated $10 million in TD sales in the second quarter and we expect to exceed that revenue number in the third quarter. We announced the receipt of a contract award from CDC and renegotiated our Exclusive Distribution Agreement for TD vaccines on favorable terms. Recently, we received a large purchase order from the largest U.S. vaccine distributor for our unit dose TD vaccine and as of the end of July, we will only be marketing the unit dose TD vaccine. Our hospital market share for unit dose TD vaccine continues to grow, nearly 1,000 hospitals are buying our vaccine representing approximately 20% hospital market share. We will launch our flu vaccine in the third quarter and expect to submit our pre IND meeting request to CBER for our hepatitis B vaccine shortly. This will allow us to determine the bridging clinical trial requirements towards filing for a biologic license application or BLA.
Our Contract Pharmaceutical Manufacturing business segment revenues decreased by 20% over the prior year period due to customer ordering patterns. However, due to four new agreements with two ophthalmic and two injectable pharma companies we continue to forecast improved revenue growth in the second half of 2008. Historically, since 2005, contract pharma business segment revenues have generated on average $8 million in annual revenues. With our new agreements we expect to double revenues in 2009 and continue to increase our revenue base due to our investment in lyophilization manufacturing, which has passed an FDA pre approval inspection.
Lastly, our Akorn-Strides JV launched its first commercialized product, Rifampin for injection in July. Several other JV products are scheduled for launch in the second half of 2008. Revenues for the JV will be realized in the third quarter 2008.

In closing, our objective for the third quarter is for our business model to generate positive cash flow.
I will now turn the conference call over to Jeff for an update on our financial position.